UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2014

ATHERONOVA INC
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-52315	20-1915083
(Commission File Number)	(IRS Employer Identification No.)

2301 Dupont Drive, Suite 525, Irvine, California	92612
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (949) 476-1100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

As previously announced, on October 28, 2014, AtheroNova Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Aegis Capital Corp., as representative of the several underwriters named therein, relating to the issuance and sale of 4,000,000 shares of the Company’s common stock and warrants to purchase up to an aggregate of 5,000,000 shares of the Company’s common stock (the “Warrants”).

The closing of the transactions contemplated by the Underwriting Agreement occurred on October 31, 2014. At the closing, the Company entered into a Warrant Agency Agreement (the “Warrant Agreement”) with Securities Transfer Corporation (“Warrant Agent”), pursuant to which the Company issued the Warrants and the Warrant Agent will act as the Company’s agent in connection with the issuance, registration, transfer, exchange and exercise of the Warrants. The Warrants are exercisable immediately and expire five years from the date of issuance.

Cashless Exercise. A holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant.

Exercise Price. The initial exercise price per share of common stock purchasable upon exercise of the warrants is $4.00 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Company’s common stock, sales of the Company’s common stock at a price per share less than the exercise price then in effect (or securities convertible or exercisable into common stock at a conversion price or exercise price less than the exercise price then in effect), will be adjusted to equal 85% of the 10-day VWAP on the four-month anniversary of its issuance (if lower than the then-current exercise price) and also upon any distributions of assets, including cash, stock or other property to the Company’s stockholders.

Certain Adjustments. The number of shares of common stock purchasable upon the exercise of the Warrants is subject to proportional adjustment upon any adjustment of the exercise price, resulting in the number of warrant shares issuable thereafter being greater or less, as the case may be, than the number issuable upon the original issuance of the Warrants.

Fundamental Transaction. If, at any time while the Warrants are outstanding, (1) the Company consolidates or merge with or into another corporation and the Company is not the surviving corporation, (2) the Company sells, leases, licenses, assigns, transfers, conveys or otherwise disposes of all or substantially all of its assets, (3) any purchase offer, tender offer or exchange offer whether by the Company or another individual or entity) is completed pursuant to which holders of the Company’s shares of common stock are permitted to sell, tender or exchange their shares of common stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of common stock, (4) the Company effects any reclassification or recapitalization of its shares of common stock or any compulsory share exchange pursuant to which its shares of common stock are converted into or exchanged for other securities, cash or property, or (5) the Company consummates a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of common stock, each, a “Fundamental Transaction,” then upon any subsequent exercise of the Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction. In addition, the holder of a warrant may request that the Company or a successor entity purchase such warrant for cash at its then current Black Scholes Value during the 90 day period following public disclosure of such Fundamental Transaction.

Market Stand-off. The Company has agreed not to issue any shares of common stock for a period of three months from the closing date of the offering without the prior written consent of the holders of a majority of the Warrants, subject to customary exceptions.

The foregoing description of the terms of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of Warrant Agreement and the accompanying form of Warrant Certificate, which are filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 9.01	Exhibits.

(d)	Exhibits. The following exhibit is attached to this Current Report on Form 8-K:

Exhibit No.	Description
4.1	Form of Warrant Agency Agreement, dated October 31, 2014, by and between AtheroNova Inc. and Securities Transfer Corporation and Form of Warrant Certificate

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2014	AtheroNova Inc.

/s/ Mark Selawski
Mark Selawski, Chief Financial Officer & Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Warrant Agency Agreement, dated October 31, 2014, by and between AtheroNova Inc. and Securities Transfer Corporation and Form of Warrant Certificate